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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING


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                                                SEC FILE NUMBER 0-2027
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                                                CUSIP NUMBER  786578
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                                  (Check One):
            [ ]Form 10-K, [ ] Form 20-F, [ ] Form 11-K, [X] Form 10-Q
                                  [ ]Form N-SAR
                        For Period Ended: March 31, 2001

                       [ ] Transition Report on Form 10-K
                       [ ] Transition Report on Form 20-F
                       [ ] Transition Report on Form 11-K
                       [ ] Transition Report on Form 10-Q
                       [ ] Transition Report on Form N-SAR

              For the Transition Period Ended: ___________________


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    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

   SAFLINK Corporation
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Full Name of Registrant

   The National Registry Inc.
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Former Name if Applicable


18650 N.E. 67th Court, Suite 210
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Address of Principal Executive Office (Street and Number)

Redmond, WA 98052
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 City, State and Zip Code

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PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)


          (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

          (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F,11-K or Form N-SAR, or portion thereof, will
[X] be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

     The registrant is unable to timely file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 without unreasonable effort and expense because of the substantial commitment of time and resources by the registrant's management, including its Chief Executive Officer and Chief Financial Officer, to capital raising efforts critical to the registrant's continued viability. The registrant anticipates that the Quarterly Report on Form 10-Q will be filed on or before May 21, 2001.

PART IV-- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification


 James W. Shepperd           (425)                             881-6766
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(Name)                     (Area Code)                    (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the proceeding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X]Yes [ ]No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [X]Yes [ ]No

     Given the substantial commitment of time and resources by the registrant's management to capital raising efforts critical to the registrant's viability, the registrant is still in the process of compiling and processing the information necessary for it to be in a position to reasonably estimate the changes in results of operations.

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                               SAFLINK CORPORATION
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date  May 11, 2001                     By  /s/ James W. Shepperd
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                                                 James W. Shepperd
                                               Chief Financial Officer


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